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                                                                Exhibit 10.3

                             [AVTEAM LETTERHEAD]

September 5, 1995

Parati Corporation
166 Bal Bay
Bal Harbor, Fl. 33154

Re:  Dash 200 Engines

Dear Sirs:

The purpose of this letter is to outline our proposal for working with you on he purchase and sale of new and used dash 200 engines (the "Engines") and spare parts (the "Spare Parts").

I.  Used Engines

Parati Corporation ("Parati") shall provide up to U.S.$10,000,000 for the purchase of used Engines. At this time Parati has already provided U.S. $10,000,000 for the purchase of used Engines. At this time Parati has already provided U.S.1,675,000 for the purchase of such Engines.

II. New Engines

Parati shall provide up to U.S.$40,000,000 for the purchase of new Engines, when (i) an agreement has been executed with Pratt & Whitney for the supply of such Engines, and (ii) when agreements have been executed with airlines for the supply of used Engines, or exchanged for new Engines.

III. Modus Operandi

AvTeam shall:

         (i) provide the support services to identify airlines and other sellers and buyers who want to buy or sell new and used Engines and Spare Parts;

         (ii) invoice and collect all payments made and received on behalf of Parati;

         (iii) supervise the work by third party service providers who overhaul the Engines or dismantle them for the Spare Parts; and




                            CORPORATE HEADQUARTERS
                           Miramar Park of Commerce
                 3230 Executive Way - Miramar, Florida 33025
    Phone: (305) 431-2FLY (431-2359) - Fax: (305) 433-7800 - Sita: MIATECR
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     (iv)  coordinate the receipt and delivery of all Engines and Spare
     Parts on behalf of Parati.

Parati shall be the owner of all the used and new Engines and Spare Parts which are acquired and sold by AvTeam on behalf of Parati. Any transactions involving the Engines and Spare Parts shall require the prior approval of Parati in writing, and the implementation of transactions shall be accomplished by mutual agreement of the parties.

IV.  Term of Letter Agreement

The term of this Letter Agreement shall be for a period of one year ending on December 31, 1996, automatically renewable for equal periods of one year, ending successively on December 31 of each year unless either party terminates this Letter Agreement in writing thirty days prior to the end of any such one year period.

V.   Division of Profits

Parati shall receive its total investment (including all costs and other expenses that it may have incurred) in the acquisition and/or sale of the Engines and Spare Parts, before the distribution of any profits. Any profit remaining after the recuperation by Parati of its total investment shall be divided 50/50 by Parati and Interstar Trading Corp.

If you are in agreement with the above proposal, please indicate your agreement by signing the enclosed copy of this letter.

Sincerely yours,

/s/ Donald Graw
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Donald Graw
President


Agreed:  September 5, 1995
  Parati Corporation

/s/ Leon Sragowicz
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    Leon Sragowicz
      President